Noven Pharmaceuticals, Inc.
11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Second Quarter EPS Increases to $0.30 from $0.14 in the 2006 Second Quarter

Miami, FL, August 7, 2007 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the three-month and six-month periods ended June 30, 2007.

Robert C. Strauss, Noven’s President, CEO & Chairman, said: “Our transdermal products business had a very good quarter and an outstanding first half, led by increased revenues from Daytrana™, improved gross margins, and a solid performance by our Novogyne joint venture due to increased sales of Vivelle-Dot®, our market leading estrogen patch. In fact, quarterly total prescriptions for Vivelle-Dot® were the highest in the product’s history.”

Strauss added: “As previously announced, we are expanding our business beyond transdermal products. We expect to close the pending acquisition of JDS Pharmaceuticals this month, augmenting our existing business with a psychiatry-based sales and marketing infrastructure, two in-market oral products, and a substantial new product pipeline of oral products in psychiatry and women’s health. We believe that these new capabilities and opportunities, added to our existing transdermal business and new product pipeline, will position Noven for a higher growth rate over the longer term, and will provide greater visibility into our business and opportunities than ever before.”

Second Quarter Results
For the quarter ended June 30, 2007 (the “current quarter”), Noven reported net income of $7.6 million ($0.30 diluted earnings per share), compared to $3.3 million ($0.14 diluted earnings per share) for the quarter ended June 30, 2006 (the “2006 quarter”).

Noven’s net revenues in the current quarter were $18.8 million, an increase of 7% compared to the 2006 quarter. This increase primarily reflected higher Daytrana™ product sales to Shire plc (“Shire”), partially offset by lower quarterly Vivelle-Dot® sales due to the timing of orders by Novogyne (a women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation).

Noven’s gross margin percentage in the current quarter was 38% compared to 11% in the 2006 quarter. Gross margin in the 2006 quarter was negatively affected by start-up and other expenses associated with the initial production and launch of Daytrana™, which was launched during the 2006 quarter. Gross margin in the current quarter benefited from higher product revenues and production volumes, cost savings associated with Noven’s cost reduction program implemented in the third quarter of 2006, and a $0.3 million increase in price reconciliation payments relating to international HT product sales. Noven continues to expect its overall gross margin for full-year 2007 to be in the 35% range.

Research and development expenses for the current quarter increased 10% to $3.2 million, primarily attributable to increased clinical trial costs. At $5.7 million, current quarter marketing, general and administrative expenses were largely unchanged from the 2006 quarter.

Noven recognized $9.2 million in earnings from Novogyne in the current quarter, an increase of 36% compared to the $6.8 million recognized in the 2006 quarter. Current quarter net revenues at Novogyne increased 18% to $36.1 million, primarily due to increased sales of Vivelle-Dot®. Novogyne’s gross margin for the current quarter, at 78%, was consistent with the 2006 quarter, and selling, general and administrative expenses were largely unchanged at $9.6 million. Novogyne’s net income for the current quarter increased 35% to $18.9 million, compared to $14.0 million in the 2006 quarter.

2007 First Half Results
Noven reported net income of $12.6 million ($0.50 diluted earnings per share) for the six-months ended June 30, 2007 (the “current period”), compared to $3.8 million ($0.16 diluted earnings per share) reported for the six-months ended June 30, 2006 (the “2006 period”).

Noven’s net revenues for the current period were $38.2 million compared to $27.7 million reported for the 2006 period. This 38% increase was primarily due to increases in sales of Daytrana™ and in license revenues associated with that product. Daytrana™ was launched in June 2006, and the current period benefited from a full six months of sales.

Noven’s gross margin percentage in the current period was 41% compared to 18% in the 2006 quarter. Gross margin in the 2006 period was negatively affected by start-up and other expenses associated with the initial production and launch of Daytrana™. Gross margin in the current period benefited from higher product revenues and production volumes, cost savings associated with Noven’s cost reduction program implemented in the third quarter of 2006, and a $0.8 million increase in price reconciliation payments relating to international HT product sales.

Research and development expenses increased 4% to $6.7 million in the current period, and marketing, general and administrative expenses increased 7% to $11.1 million.

Noven recognized $14.1 million in earnings from Novogyne in the current period, an increase of 27% from the $11.1 million recognized in the 2006 period. Novogyne’s current period net revenues increased 11% to $69.2 million, reflecting increased sales of Vivelle-Dot®, partially offset by increased sales allowances. Novogyne’s gross margin for the current period increased to 79% from 76% in the 2006 period, largely due to higher pricing. Novogyne’s selling, general and administrative expenses in the current period increased 5% to $19.7 million. Novogyne’s net income for the current period was $35.2 million, a 21% increase over the $29.1 million reported in the 2006 period.

Noven Balance Sheet
At June 30, 2007, Noven had an aggregate $186.7 million in cash and cash equivalents and short-term investments, compared to $153.6 million at year-end 2006. This increase reflected Noven’s receipt of a $25.0 million sales milestone relating to Shire’s 2006 sales of Daytrana™, $11.0 million in distributions from Novogyne, and $5.9 million received from Shire in connection with the ongoing development of an amphetamine patch for ADHD, partially offset by certain payments, including $14.1 million in income tax payments.

In July 2007, Shire advised Noven that Shire’s sales of Daytrana™ through June 30, 2007 were sufficient to trigger the second of three potential $25 million sales milestones. Accordingly, Noven expects to receive this $25 million payment in the 2007 third quarter. In addition, Noven will fund the proposed acquisition of JDS Pharmaceuticals (expected to close in August 2007) from existing cash and short-term investments. The purchase price for the acquisition is $125 million in cash payable at closing plus approximately $10 million in net assumed non-contingent liabilities.

Prescription Update
Total prescriptions for Vivelle-Dot® increased 4% in the current quarter compared to the 2006 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 2%. By comparison, the overall U.S. HT market declined 7% for the same period. Total prescriptions for Daytrana (launched in June 2006) decreased 6% in the current quarter compared to the quarter ended March 31, 2007, while prescriptions for ADHD stimulant therapies as a class decreased 4% for the same period. These declines reflect the impact of the completion of the school year at the end of the current quarter.

Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, August 7th. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of August 7th through August 9th by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 249632. The conference call will contain forward-looking information in addition to that contained in this press release.

About JDS Pharmaceuticals
JDS Pharmaceuticals, LLC, headquartered in New York City, is a privately-held specialty pharmaceutical company that currently markets two branded prescription psychiatry products through a targeted sales force and is advancing a significant development pipeline of high-potential products in psychiatry and women’s health.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. Noven’s prescription patches are approved in over 30 countries and include Vivelle-Dot® (the most prescribed estrogen patch in the U.S.) and Daytrana™ (the first and only patch approved for the treatment of ADHD). See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ -the risk that past Daytrana™ results may not be indicative of future Daytrana™ results; the risk that the market for Daytrana as well as future sales of Daytrana™ could be adversely affected by a number of factors, including as a result of: (i) issues relating to difficulties in removing the release liner from the Daytrana™ patch, (ii) the resolution of the observations made by the FDA in the Form 483 that Noven received in July 2007, (iii) new market entrants, including from other ADHD products marketed or under development by Shire (iv) supply interruptions of methylphenidate, and (v) delays or inability to obtain necessary DEA methylphenidate procurement quota, ; the risk that any adverse effect to the market for Daytrana™ due the foregoing or other factors could adversely affect Noven’s results of operations and/or its financial position, including limiting Noven’s ability to achieve the additional milestone payments under its agreement with Shire; 2007 Gross Margin – the risk that Noven may not achieve its targeted overall gross margin percentage for 2007; the risk that forecasted revenues and production volumes in 2007 are lower than expected; the risk that Noven may encounter production inefficiencies, higher than expected costs, supply interruptions or other issues in the process of manufacturing Daytrana™ and other Noven products, which could adversely affect Noven’s revenues and/or gross margin; and the expectation that Noven’s overall gross margin in 2007 will fluctuate from quarter to quarter; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot® comprises a substantial majority of Novogyne’s aggregate total prescriptions; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; and the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; JDS Acquisition – the failure of the transaction to close or a significant delay in the closing for any reason, including but not limited to failure by either party to satisfy the closing conditions in the merger agreement, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, or the failure to obtain regulatory approvals required for the transaction; the required regulatory approvals may delay the transaction or result in the imposition of conditions on Noven which could have a material adverse effect on Noven or otherwise cause the parties to abandon the transaction; the proposed acquisition of JDS may involve unexpected costs, unexpected liabilities or unexpected delays; the expected benefits of the proposed acquisition of JDS, including expected revenue growth, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; any costs or difficulties that Noven may encounter in the process of integration of the organization and operations of the acquired business into Noven’s existing organization and operations, including the possibility that such integration may be delayed or more costly or difficult than expected and may adversely affect Noven’s results of operations and financial condition; disruption from the transaction making it more difficult for Noven to maintain its relationships with its partners, customers, employees or suppliers; uncertainties as to the future success of ongoing and planned clinical trials and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approvals, including timing, and that any expected period of exclusivity may not be realized; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; risks relating to new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2006 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Noven Pharmaceuticals, Inc. and Subsidiary

Consolidated Statements of Operations Data:
(amounts in thousands, except per share	Three Months Ended		Six Months Ended
amounts) (unaudited)	June 30,		June 30,

	2007	2006	2007	2006

Revenues:
Product revenues – Novogyne:
Product sales	$4,804	$5,630	$10,173	$8,717
Royalties	1,899	1,658	3,664	3,347

Total product revenues — Novogyne	6,703	7,288	13,837	12,064
Product revenues – third parties	8,359	6,016	16,831	9,887

Total product revenues	15,062	13,304	30,668	21,951
Contract and license revenues:
Contract	29	404	(101)	1,068
License	3,748	3,839	7,587	4,720

Contract and license revenues	3,777	4,243	7,486	5,788
Net revenues	18,839	17,547	38,154	27,739
Expenses:
Cost of products sold – Novogyne	3,285	4,459	6,244	6,602
Cost of products sold – third parties	6,029	7,428	11,997	11,425

Total cost of products sold	9,314	11,887	18,241	18,027
Research and development	3,185	2,890	6,651	6,372
Marketing, general and administrative	5,709	5,638	11,130	10,376

Total expenses	18,208	20,415	36,022	34,775

Income (loss) from operations	631	(2,868)	2,132	(7,036)
Equity in earnings of Novogyne	9,174	6,762	14,077	11,089
Interest income, net	1,813	1,111	3,445	1,722

Income before income taxes	11,618	5,005	19,654	5,775
Provision for income taxes	4,042	1,672	7,042	1,938

Net income	$7,576	$3,333	$12,612	$3,837

Basic earnings per share	$0.31	$0.14	$0.51	$0.16

Diluted earnings per share	$0.30	$0.14	$0.50	$0.16

Weighted average number of common shares outstanding:
Basic	24,832	23,685	24,785	23,673

Diluted	25,379	24,071	25,381	23,925

	As Of
Consolidated Balance Sheet Data:	June 30,
(amounts in thousands) (unaudited)	2007	December 31, 2006
Cash and cash equivalents	$5,403	$9,144
Short-term investments	181,256	144,455
Investment in Novogyne	22,006	23,296
Total assets	323,397	281,365
Deferred license revenues	106,685	89,272
Stockholders’ equity	193,716	176,675